UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2007

CB RICHARD ELLIS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	333-127405	56-2466617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 South Flower Street, Suite 3100, Los Angeles, California 90071

(Address of principal executive offices)

(609) 683-4900 or (213) 683-4222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

We previously disclosed our acquisitions of (i) a portfolio of 30 distribution and manufacturing industrial buildings located in North and South Carolina, or the Carolina Portfolio, and (ii) fee interests in three single tenant distribution and manufacturing industrial buildings located in South Carolina, or the Carolina II Portfolio. We filed Current Reports on Form 8-K/A on November 9, 2007 and January 17, 2008 to provide the requisite financial information related to the Carolina Portfolio and the Carolina Portfolio II.

We stated in our Current Report on Form 8-K/A filed on January 17, 2008 that we expected to close on one additional property with the seller of the Carolina II Portfolio. Accordingly, on March 14, 2008, we acquired a fee interest in 293 Industrial Drive, Kings Mountain, North Carolina, or Kings Mountain III. We acquired Kings Mountain III for $25.35 million, exclusive of customary closing costs, which was funded using net proceeds from our initial public offering. Upon closing, we paid our investment advisor, CBRE Advisors LLC, an acquisition fee in the amount of $253,500. The acquisition fee is not included in the $25.35 million total acquisition cost of Kings Mountain III. Kings Mountain III consists of a 541,910 square foot, warehouse distribution building completed in March 2007. We also have acquired the remaining three vacant land parcels from the Carolina II Seller for an aggregate of $820,000.

Audited financial information is not required for Kings Mountain III because it is newly constructed and has no operating history.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CB RICHARD ELLIS REALTY TRUST

March 19, 2008
	By:	/s/ Laurie Romanak
	Name:	Laurie Romanak
	Title:	Chief Financial Officer